Exhibit 99.1

Wesco Aircraft Holdings Reports
Fiscal 2016 First Quarter Results

VALENCIA, Calif., February 4, 2016 — Wesco Aircraft Holdings, Inc. (NYSE: WAIR), a leading provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal 2016 first quarter.
Fiscal 2016 First Quarter Highlights

•Net sales of $359.8 million, down four percent
•Net sales excluding currency effects of $366.1 million, down two percent
•Net income of $20.6 million, or $0.21 per diluted share
•Adjusted net income of $24.2 million, or $0.25 per diluted share
•Adjusted EBITDA of $45.6 million, or 12.7 percent of net sales

Dave Castagnola, president and chief executive officer, said, “Fiscal 2016 first quarter results reflect progress in all areas of our business. Sales in the quarter were adversely impacted by the conclusion in fiscal 2015 of a large commercial contract that was previously disclosed, as well as currency movements. Excluding these items, sales were approximately three percent higher than the first quarter of last year due to growth in contract revenue. Sales activities continue to advance; we have renewed long-term contracts with increased business, and more opportunities are in the pipeline. While these wins are primarily expected to benefit fiscal 2017 and 2018, they also are a key part of our sales growth strategy in fiscal 2016.
"Actions taken under our cost reduction plan yielded a significant reduction in selling, general and administrative expenses in the fiscal 2016 first quarter compared to the same period last year. We are delivering on our plan to take out costs, while driving productivity improvements throughout the company. Our site and supply consolidation activities are on schedule; we have closed or consolidated 12 facilities, with more planned this year as we reposition the company for efficiency and growth, and to better serve our customers. In addition, we continue to make headway with activities designed to improve inventory management and cash flow, while better aligning our future investments with the needs of our customers.”
Fiscal 2016 First Quarter Results
Net sales in the fiscal 2016 first quarter were $359.8 million, compared to $373.7 million in the prior-year first quarter. Net sales excluding the impact of currency movements decreased two percent in the fiscal 2016 first quarter, primarily due to sales of approximately $19 million in the fiscal 2015 first quarter under a large commercial hardware contract that ended on March 31, 2015, as previously disclosed. Excluding the impact of this contract and currency, sales were approximately three percent higher in the fiscal 2016 first quarter due to growth in several commercial and military contracts.
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) in the fiscal 2016 first quarter were $45.6 million, compared with $48.8 million in the same period last year. The decline was primarily due to a decrease in gross profit, partially offset by a reduction in selling, general and administrative expenses (SG&A).
Gross profit was nine percent lower in the first quarter of fiscal 2016, compared to the same period last year, principally due to the impact of the large commercial contract discussed above and foreign currency movements.
SG&A in the fiscal 2016 first quarter decreased 11 percent compared to the same period last year, primarily due to lower personnel and related expenses resulting from the company's cost reduction plan. SG&A as a percent of sales was 16.5 percent in the first quarter compared to 17.8 percent in the same period last year.
Adjusted EBITDA was 12.7 percent of net sales in the fiscal 2016 first quarter, compared to 13.1 percent in the same period last year.
Adjusted diluted earnings per share of $0.25 in the first quarter of fiscal 2016 was consistent with the same period last year. Adjusted diluted earnings per share were impacted by the same items discussed above in adjusted EBITDA, offset by lower income tax and interest expense. The company's effective tax rate in the first quarter of fiscal 2016 was reduced by a favorable mix of taxable income across jurisdictions and discrete tax items. Interest expense was lower as a result of debt repayments over the past year.
Free cash flow was $9.5 million in the fiscal 2016 first quarter, compared with $10.0 million in the same period last year.
Fiscal 2016 Outlook
Castagnola added, "We continue to expect the underlying business to achieve above-market expansion through focused sales activities, offsetting declines previously disclosed to yield low single-digit net sales growth in fiscal 2016. We remain on track to achieve cost savings of $25 million to $30 million, which we expect to be the primary driver of our EBITDA margin improvement target of approximately 100 basis points in fiscal 2016. We also continue to expect free cash flow to exceed 100 percent of net income."
Conference Call Information
Wesco Aircraft will hold a conference call to discuss its fiscal 2016 first quarter results at 2:00 p.m. PST (5:00 p.m. EST) today, February 4, 2016.  The conference call can be accessed by dialing 888-771-4371 (domestic) or 847-585-4405 (international) and entering passcode 41684709.
The conference call will be simultaneously broadcast on Wesco Aircraft’s Investor Relations website (http://ir.wescoair.com).
Following the live webcast, a replay will be available on the company’s website for one year. A telephonic replay also will be available approximately two hours after the conference call and may be accessed by dialing 888-843-7419 (domestic) or 630-652-3042 (international) and entering passcode 41684709. The telephonic replay will be available until February 11, 2016 at 11:59 p.m. PST.
 About Wesco Aircraft
Wesco Aircraft is one of the world’s largest distributors and providers of comprehensive supply chain management services to the global aerospace industry. The company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery and point-of-use inventory management. The company believes it offers one of the world’s broadest portfolios of aerospace products, including chemical, electrical and C-class hardware and comprised of more than 570,000 active SKUs.
To learn more about Wesco Aircraft, visit our website at www.wescoair.com. Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.
 Non-GAAP Financial Information

Adjusted EBITDA represents net income before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization and (iv) unusual or non-recurring items.
Adjusted net income represents net income before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred financing costs and original issue discount, (iii) unusual or non-recurring items and (iv) the tax effect of items (i) through (iii) above calculated using an estimated effective tax rate.
Adjusted basic earnings per share represents basic earnings per share calculated using adjusted net income as opposed to net income.
Adjusted diluted earnings per share represents diluted earnings per share calculated using adjusted net income as opposed to net income.
Net sales excluding currency effects represent net sales for the fiscal 2016 first quarter translated at fiscal 2015 first quarter exchange rates.
Free cash flow represents cash from operations less purchases of property and equipment.
Wesco Aircraft utilizes and discusses adjusted EBITDA, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, net sales excluding currency effects and free cash flow, which are non-GAAP measures management uses to evaluate the company’s business, because it believe these measures assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of core operating performance. Wesco Aircraft believes these metrics are used in the financial community, and the company presents these metrics to enhance understanding of its operating performance. Readers should not consider adjusted EBITDA and adjusted net income as alternatives to net income, determined in accordance with GAAP, as an indicator of operating performance. Adjusted EBITDA, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, net sales excluding currency effects and free cash flow are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See Exhibits 4 and 5 for reconciliations of adjusted EBITDA, adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share and net sales excluding currency effects to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Forward Looking Statements
This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco Aircraft Holdings, Inc. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as "achieve," “expect,” "future," "grow," "improve," “increase,” “outlook,” “plan,” “target,” “will,” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the company’s control. Therefore, the reader should not place undue reliance on such statements.
Factors that could cause actual results to differ materially from those in the forward-looking statements include: general economic and industry conditions; conditions in the credit markets; changes in military spending; risks unique to suppliers of equipment and services to the U.S. government; risks associated with the company’s long-term, fixed-price agreements that have no guarantee of future sales volumes; risks associated with the loss of significant customers, a material reduction in purchase orders by significant customers or the delay, scaling back or elimination of significant programs on which the company relies; the company’s ability to effectively compete in its industry; the company’s ability to effectively manage its inventory; the company’s ability to fully integrate the acquired business of Haas and realize anticipated benefits of the combined operations; risks relating to unanticipated costs of integration; the company’s suppliers’ ability to provide it with the products the company sells in a timely manner, in adequate quantities and/or at a reasonable cost; the company’s ability to maintain effective information technology systems; the company’s ability to retain key personnel; risks associated with the company’s international operations, including exposure to foreign currency movements; risks associated with assumptions the company makes in connection with its critical accounting estimates (including goodwill) and legal proceedings; the company’s dependence on third-party package delivery companies; fuel price risks; the company’s ability to establish and maintain effective internal control over financial reporting; fluctuations in the company’s financial results from period-to-period; environmental risks; risks related to the handling, transportation and storage of chemical products; risks related to the aerospace industry and the regulation thereof; risks related to the company’s indebtedness; and other risks and uncertainties.
The foregoing list of factors is not exhaustive. The reader should carefully consider the foregoing factors and the other risks and uncertainties that affect the company’s business, including those described in Wesco Aircraft’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. All forward-looking statements included in this news release (including information included or incorporated by reference herein) are based upon information available to the company as of the date hereof, and the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact Information:
Jeff Misakian
Vice President, Investor Relations
661-362-6847
Jeff.Misakian@wescoair.com

Exhibits:

Exhibit 1:	Consolidated Statements of Income (Unaudited)
Exhibit 2:	Condensed Consolidated Balance Sheets (Unaudited)
Exhibit 3:	Consolidated Statements of Cash Flows (Unaudited)
Exhibit 4:	Non-GAAP Financial Information (Unaudited)
Exhibit 5:	Non-GAAP Financial Information – Net Sales excluding Currency Effects (Unaudited)

Exhibit 1

Wesco Aircraft Holdings, Inc.
Consolidated Statements of Income (UNAUDITED)
(In thousands, except share data)

	Three Months Ended
	December 31, 2015	December 31, 2014
Net sales	$359,843	$373,696
Cost of sales	263,214	267,772
Gross profit	96,629	105,924
Selling, general and administrative expenses	59,545	66,633
Income from operations	37,084	39,291
Interest expense, net	(8,997)	(9,373)
Other income, net	901	248
Income before income taxes	28,988	30,166
Provision for income taxes	(8,379)	(10,436)
Net income	$20,609	$19,730
Net income per share:
Basic	$0.21	$0.20
Diluted	$0.21	$0.20
Weighted average shares outstanding:
Basic	97,217,924	96,863,629
Diluted	97,939,423	97,710,296

In fiscal 2015, the company revised its presentation of certain personnel costs associated with service contracts to correctly reflect them as cost of sales rather than selling, general and administrative expenses. These personnel costs totaled $5.9 million for the three months ended December 31, 2014. The reclassification had no impact on income from operations, net income or EBITDA for the three months ended December 31, 2014.

Exhibit 2

Wesco Aircraft Holdings, Inc.
Condensed Consolidated Balance Sheets (UNAUDITED)
(In thousands)

	December 31, 2015	September 30, 2015
Assets
Cash and cash equivalents	$85,655	$82,866
Accounts receivable, net	238,099	253,348
Inventories	723,607	701,535
Prepaid expenses and other current assets	12,711	10,004
Income taxes receivable	138	187
Deferred tax assets, current	89,184	89,401
Total current assets	1,149,394	1,137,341
Long-term assets	880,364	883,632
Total assets	$2,029,758	$2,020,973
Liabilities and Stockholders’ Equity
Accounts payable	$165,778	$149,615
Accrued expenses and other current liabilities	29,883	38,896
Income taxes payable	10,916	21,442
Capital lease obligations, current portion	1,142	1,044
Long-term debt, current portion	3,594	—
Total current liabilities	211,313	210,997
Capital lease obligations, less current portion	1,588	1,824
Long-term debt, less current portion	944,312	952,906
Deferred tax liabilities, non-current	32,272	30,693
Other liabilities	5,961	6,980
Total long-term liabilities	984,133	992,403
Total liabilities	1,195,446	1,203,400
Total stockholders’ equity	834,312	817,573
Total liabilities and stockholders’ equity	$2,029,758	$2,020,973

Exhibit 3

Wesco Aircraft Holdings, Inc.
Consolidated Statements of Cash Flows (UNAUDITED)
(In thousands)

	Three Months Ended
	December 31, 2015	December 31, 2014
Cash flows from operating activities
Net income	$20,609	$19,730
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	6,997	6,582
Deferred financing costs	828	1,019
Bad debt and sales return reserve	374	1,027
Inventory reserves	2,049	4,068
Stock-based compensation expense	2,194	2,210
Excess tax benefit related to stock-based incentive plans	(84)	(105)
Deferred income taxes	1,731	40
Income from equity investment	(300)	(152)
Other non-cash items	(679)	(2,747)
Changes in assets and liabilities
Accounts receivable	14,205	11,138
Inventories	(26,549)	(50,982)
Prepaid expenses and other assets	(8,114)	(3,237)
Income taxes receivable	49	4,304
Accounts payable	16,311	18,241
Accrued expenses and other liabilities	(8,523)	214
Income taxes payable	(10,434)	(33)
Net cash provided by operating activities	10,664	11,317
Cash flows from investing activities
Purchase of property and equipment	(1,162)	(1,299)
Acquisition of business, net of cash acquired	—	(250)
Net cash used in investing activities	(1,162)	(1,549)
Cash flows from financing activities
Repayment of long-term debt	(5,000)	(15,000)
Repayment of capital lease obligations	(722)	(403)
Excess tax benefit related to stock-based incentive plans	84	105
Net proceeds from issuance of common stock	150	178
Net cash used in financing activities	(5,488)	(15,120)
Effect of foreign currency exchange rate on cash and cash equivalents	(1,225)	289
Net increase (decrease) in cash and cash equivalents	2,789	(5,063)
Cash and cash equivalents, beginning of period	82,866	104,775
Cash and cash equivalents, end of period	$85,655	$99,712

Exhibit 4
Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information (UNAUDITED)
(In thousands, except share data)

	Three Months Ended
	December 31, 2015	December 31, 2014
EBITDA & Adjusted EBITDA
Net income	$20,609	$19,730
Provision for income taxes	8,379	10,436
Interest expense, net	8,997	9,373
Depreciation and amortization	6,997	6,582
EBITDA	44,982	46,121
Unusual or non-recurring items	629	2,694
Adjusted EBITDA	$45,611	$48,815

Adjusted Net Income
Net income	$20,609	$19,730
Amortization of intangible assets	3,963	4,008
Amortization of deferred financing costs	828	1,019
Unusual or non-recurring items	629	2,694
Adjustments for tax effect	(1,856)	(2,822)
Adjusted Net Income	$24,173	$24,629

Adjusted Basic Earnings Per Share
Weighted-average number of basic shares outstanding	97,217,924	96,863,629
Adjusted Net Income Per Basic Shares	$0.25	$0.25

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	97,939,423	97,710,296
Adjusted Net Income Per Diluted Shares	$0.25	$0.25

Exhibit 5

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - Net Sales excluding Currency Effects (UNAUDITED)
(Dollars in thousands)

	Three Months Ended
	December 31, 2015	December 31, 2014	Increase (Decrease)	Percent Change
Net sales	$359,843	$373,696	$(13,853)	(3.7)%
Currency effects	6,257	—	6,257
Net sales excluding currency effects	$366,100	$373,696	$(7,596)	(2.0)%